Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Press:	Frank D. Filipo,
Executive Vice President &
Operating Officer
(631) 208-2400
Investor:	Brian K. Finneran
	Executive Vice President &	4 West Second Street
	Chief Financial Officer	Riverhead, NY 11901
	(631) 208-2400	(631) 208-2400 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP ELECTS STEVEN M. COHEN DIRECTOR – APPOINTS JOSEPH A. GAVIOLA CHAIRMAN

Riverhead, New York, May 30, 2012 – Suffolk Bancorp (“Suffolk”) (NASDAQ – SUBK), parent company of Suffolk County National Bank, announced today that Steven M. Cohen has been elected as a director of Suffolk at the annual meeting of shareholders held on Tuesday, May 29, 2012. Mr. Cohen succeeds Thomas S. Kohlmann, who retired as a director at the end of his most recent term. Suffolk also announced that Joseph A. Gaviola has been appointed Chairman of the Board of Directors, effective immediately. Mr. Gaviola succeeds Edgar F. Goodale as Chairman. Mr. Goodale will continue to serve as a director.

Mr. Goodale remarked, “Steve Cohen brings a wealth of financial industry experience to our Board. The banking industry relies heavily on information technology, and Steve brings a high degree of expertise to this area that will benefit Suffolk tremendously. Since 2005, he has provided operational and technology consulting services to public and private businesses nationally through the Baywood Consulting Group, of which he is founder and principal. Before that, he worked in financial services for a number of large banks, including as a Chief Information Officer. We believe he will provide us with greater perspective and understanding of this part of our business.”

He went on to say, “Joe Gaviola joined our Board in 2004, and in the past eight years, has developed a keen understanding not only of banking, but of our marketplace as well. His experience as a successful small businessman gives him particular insight into the customers who are our bread and butter, and in combination with his involvement in municipal government and various charitable organizations, provides a special understanding of the communities of which we are a part. We look forward to his leadership and guidance.”

Mr. Goodale concluded, “I’d also like to thank Tom Kohlmann for his 20 years of service to Suffolk, including nine years as CEO. His guidance and wisdom has been deeply appreciated by every member of the Board, and we wish him well in all of his future endeavors.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank (“SCNB”), a full service commercial bank headquartered in Riverhead, New York. SCNB is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, SCNB has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These can include statements about Suffolk, the banking industry, the economy in general, expectations of the business environment in which Suffolk operates, projections of future performance, and potential future credit experience. These statements are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond Suffolk’s control and are subject to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Forward-looking statements speak only as of the date they are made, and Suffolk assumes no duty to update forward-looking statements. Risks and uncertainties related to Suffolk include, but are not limited to: a failure by Suffolk to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; changes in loan underwriting, credit review, or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; results of regulatory examinations; any failure by Suffolk to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for SCNB established by the OCC; the cost of compliance with the Agreement; any failure by Suffolk to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in Suffolk’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in Suffolk’s provision for loan losses. Further, it could take Suffolk longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards arising out of current unsettled conditions in the economy may require Suffolk to change its practices in ways that materially change the results of operations. For more information, see the risk factors described in Suffolk’s Annual report on Form 10-K and other filings with the Securities and Exchange Commission.

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